Exhibit 10.13
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
The Employment Agreement by and between Blackboard Inc. and Judy Verses, which took effect July 7, 2008 (“Agreement”), and which was amended pursuant to a November 14, 2008 amendment is hereby further amended pursuant to this Second Amendment to Employment Agreement (“Second Amendment”). This Second Amendment will take effect on December 7, 2010.
The parties, for good and valuable consideration, the sufficiency of which is hereby acknowledged, hereby agree as follows:
1. Section 6(a) is hereby amended and restated as follows:
     (a) Payments and Benefits. After the first six (6) months of your Initial Term have elapsed, if during the remainder of the Term Blackboard terminates your employment without Cause (as defined in Section 5(b)), or you resign for Good Reason and comply with the obligations set forth in Section 5(c), then Blackboard will pay you at the rate of your then current base compensation, less applicable taxes and withholdings, for four months (“Severance Payments”). If, following the end of a calendar year but prior to receiving your bonus for the completed calendar year, you are terminated without Cause or resign for Good Reason, you shall also receive your bonus, less taxes and withholdings, for the completed calendar year as part of the Severance Payments. The Severance Payments shall be made over a period beginning on the Termination Date and ending four months from such date (the “Severance Period”), to be paid on Blackboard’s regular payroll cycle during the Severance Period; provided that your bonus for the completed calendar year, if any, shall be paid at such time in such next succeeding year as Blackboard deems appropriate, consistent with the payment of other executives’ bonuses. If you timely apply and qualify for COBRA, Blackboard will pay your COBRA premiums, at your current level of coverage, for four months, unless you become covered by another employer’s health insurance, in which case the COBRA coverage will be terminated when your new coverage commences. You agree to notify Blackboard immediately if you become covered by another employer’s health insurance plan. To receive the Severance Payments and COBRA premiums you must sign a release of any and all claims in the form provided by Blackboard. Such Severance Payments and COBRA premiums shall begin at the later of (i) the first pay period following your Termination Date or (ii) ten (10) days after you deliver the signed release to Blackboard.
2. Except as expressly provided herein, the terms and conditions of the Agreement, as amended by the November 14, 2008 amendment, remain unmodified. All capitalized terms not defined herein shall have the meaning set forth in the Agreement. This Second Amendment shall be governed by the same provisions as set forth in Section 12(d) of the Agreement. If any part of this Second Amendment is held by a court of competent jurisdiction to be void or unenforceable, the remaining provisions shall continue with full force and effect. The headings in this Second Amendment are for convenience only and shall not effect the interpretation of this Second Amendment.
This Amendment has been agreed to and executed by the following parties on the dates set forth opposite their names:

/s/ Judy Verses	December 29, 2010

Judy Verses	Date

Blackboard Inc.

By: /s/ Denise Haselhorst	December 29, 2010

Denise Haselhorst, VP Human Resources	Date